EXHIBIT 99.1

PRESS RELEASE ISSUED SEPTEMBER 14, 2006

CSI Provides Update on Delay in Filing Form 10-Q Reports

HECTOR, Minn., September 14, 2006 — Communications Systems, Inc. (CSI or the Company) (Amex: JCS - News) announced today that it continues to be unable to complete and file its Form 10-Q Reports for the three month period ended March 31, 2006 and the six month period ended June 30, 2006 (the “Form 10-Q Reports”). The delay in filing the Form 10-Q Reports is due to previously reported risks and uncertainties arising from a civil investigation of the Company’s JDL Technology subsidiary that is currently being conducted by the U.S. Department of Justice and the Company’s continued assessment of the collectability of receivables totaling approximately $3.5 million related to work performed for the Virgin Islands Department of Education. Because CSI has not filed the Form 10-Q Reports it continues to be out of compliance with applicable listing standards of the American Stock Exchange. The Company was granted an extension until September 6, 2006 to achieve compliance with such listing standards. Due to its continued inability to file the Form 10-Q Reports, the Company has requested that AMEX staff grant a further extension until November 6, 2006 to file such reports and thereby regain compliance with the AMEX listing standards. AMEX staff has indicated they are considering the Company’s request. The Company’s common stock continues to trade on the American Stock Exchange at this time and AMEX staff has not notified the Company of a present intention to initiate delisting proceedings. The Company will make further announcement as to its efforts to complete and file the Form 10-Q Reports and the continued listing of its stock on AMEX as developments warrant.